Exhibit 99.1

From: Richard Cieslak
           February 11, 2004

Abdoo announces retirement from Wisconsin Energy Corp.

Klappa named as successor

MILWAUKEE - Richard A. Abdoo, chairman and chief executive officer of Wisconsin Energy Corp. (NYSE:WEC) today announced his retirement effective April 30, 2004. As part of the company's succession plan, the WEC board of directors announced that Gale Klappa would assume Abdoo's responsibilities effective May 1, 2004. Klappa is also president of WEC and president and chief executive officer of We Energies and will continue in that capacity. The succession plan was approved by the board of directors at a meeting held on Feb. 10, 2004.

"The last several years have seen a tremendous amount of change in the energy industry and at Wisconsin Energy," said Abdoo. "Our company has thrived during this tumultuous time by focusing on its core businesses. We're in strong shape financially, we have an excellent leadership team in place, a competent and committed workforce and our Power the Future plan is on track. I have every confidence that Gale and the rest of our leadership team will ensure the continued success of Wisconsin Energy."

Klappa joined WEC in April 2003 as president, and in July of that year he assumed the additional roles of president and chief executive officer of We Energies. In December 2003, Klappa was elected to the WEC board of directors.

"Moving forward we will continue to focus on our core energy businesses," said Klappa. "Dick has demonstrated great vision over the past decade. As a result, we are building the power plants we need to meet Wisconsin's growing energy needs. Our electric distribution system is recognized as the most reliable in the Midwest and we are making great strides in customer service. This is an exciting time to be part of the Wisconsin Energy team, and I'm honored to be entrusted with the leadership of the company"

Richard Abdoo joined the company in 1975 as director of corporate planning. He was named to his current position in 1991 and is one of the longest serving chief executive officers of any major U.S. energy company. In addition to serving as chairman of the board for WEC and all of its subsidiaries, Abdoo serves on the boards of AK Steel Corp., Marshall & Ilsley Corp. and Sensient Technologies Corp. He is the current chairman of the Milwaukee Metropolitan Association of Commerce, the Institute of Nuclear Power Operations and the Milwaukee Redevelopment Corp. Abdoo also serves numerous other civic, educational and industry organizations.

Prior to joining WEC, Klappa served as executive vice-president, chief financial officer and treasurer of Southern Company in Atlanta, Ga. Over the course of nearly 30 years, Klappa gained a broad range of experience in the energy industry. Klappa was Southern Company's chief strategic officer, the North American group president of Southern Energy Inc. (now Mirant) and president and chief executive officer of South Western Electricity, Southern Company's electric distribution utility in the United Kingdom. During his tenure with South Western, the company went from worst to first in a national ranking of customer satisfaction. Before his assignment in the U.K., he was senior vice president of marketing for Georgia Power Company, Southern Company's largest subsidiary.

A native of Wisconsin Rapids, Klappa is a 1972 cum laude graduate of the University of Wisconsin-Milwaukee, holding a bachelor's degree in mass communications.

"I'm delighted to be back in my home state and I look forward to the challenge of continuing to build a world-class company for our customers, our employees and our shareholders," said Klappa.

Wisconsin Energy Corporation (NYSE: WEC) is a Milwaukee-based Fortune 500 holding company with utility and non-utility subsidiaries. The company, through We Energies and its utility subsidiary Edison Sault Electric Company, serves more than one million electric customers in Wisconsin and Michigan's Upper Peninsula and 980,000 natural gas customers in Wisconsin. We Energies is the trade name of Wisconsin Electric Power Company and Wisconsin Gas Company, the company's principal utility subsidiaries. Its non-utility businesses include energy development, pump manufacturing, recycling and renewable energy, and real estate development. One of the Midwest's premier energy companies, Wisconsin Energy Corporation (www.WisconsinEnergy.com) has 9,000 employees, 67,000 shareholders and more than $9.5 billion in assets.

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